For Immediate Release

Investor Contact:	Leigh Parrish Financial Dynamics 212-850-5651 lparrish@fd-us.com

Media Contact:	Donna Shaults
Enesco Group, Inc.
630-875-5464
dshaults@enesco.com
Enesco Group, Inc. Reports Fourth Quarter and Fiscal 2005 Financial Results
- Company Provides Update on Operating Improvement Plan -
Itasca, Ill. — March 31, 2006 - Enesco Group, Inc. (NYSE: ENC), a leader in the giftware, and home and garden décor industries, today announced financial results for the fourth quarter and year ended December 31, 2005, and also provided an update on its operating improvement plan.
Fourth Quarter and Recent Highlights
•	Fourth quarter net revenues decreased 19.7% to $56.0 million; excluding U.S. sales of Precious Moments products, net revenues decreased 7.6% to $53.6 million.

•	Full year net revenues decreased 9.1% to $244.4 million; excluding U.S. sales of Precious Moments products, net revenues were down 2.3% from the prior year to $210.9 million.

•	Reached 2005 goal of reducing expenses that Enesco believes will generate pre-tax annualized cost savings of $26.7 million.

•	Completed product rationalization by reducing product lines from 170 to approximately 50.

•	Initiated the transition to a third-party distribution facility in December 2005.

•	Entered into a new strategic alliance with Jim Shore Designs, Inc.
Fourth Quarter
Net revenues for the quarter decreased 19.7% to $56.0 million from $69.7 million in the fourth quarter of 2004, reflecting the significant reduction in U.S. sales of Precious Moments products, which was due primarily to the termination of the U.S. license agreement in the second quarter of 2005. Excluding U.S. sales of Precious Moments, net revenues for the fourth quarter, were down 7.6% from the same period in 2004.
Gross profit was $16.5 million compared to $22.3 million in the fourth quarter of 2004. Gross profit margin was 29.5% compared with 32.0% in the fourth quarter of 2004. Gross profit was negatively impacted by lower sales volume, a lower margin achieved on the U.S. sales of Precious Moments products, as well as increases in slow-moving and excess inventory reserves, which resulted from additional discontinued inventories related to Enesco’s product line rationalization. Gross margin, excluding U.S. sales of Precious Moments products, decreased to 33.4% for the quarter versus 36.4% for the same period last year.
Selling, general and administrative expenses (SG&A) decreased 13.5% to $30.8 million compared to $35.5 million reported in the fourth quarter of 2004. This decrease was primarily the result of reduced salary expense and lower selling and marketing costs, as well as other cost saving initiatives implemented throughout the quarter. These factors were offset in part by the write-off of $1.1 million of Dartington goodwill and restructuring and severance provisions of $1.0 million associated with the transition to third-party warehousing and distribution and the closure of non-essential showrooms.
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Operating loss for the fourth quarter was $14.2 million compared to an operating loss of $9.3 million in the same period in 2004. The operating loss for the fourth quarter of 2004 included a gain of $4.0 million on the sale of Enesco’s distribution and warehousing facility in Elk Grove Village, Illinois, which subsequently was leased back under a five-year operating lease.
Fourth quarter net loss was $14.7 million, or ($0.99) per diluted share, compared to a net loss of $40.7 million, or ($2.80) per diluted share, in the fourth quarter of 2004. The reduction in net loss primarily reflects Enesco’s tax benefit of $0.5 million in the fourth quarter of 2005 versus a tax expense of $31.1 million in the fourth quarter of 2004.
Fiscal 2005
Net revenues for the year decreased 9.1% to $244.4 million from $269.0 million in 2004, primarily due to the continued decline in sales of collectibles in the U.S., primarily sales related to Precious Moments. Excluding U.S. sales of Precious Moments products, net revenues were down 2.3% from 2004.
Gross profit was $82.8 million compared to $106.5 million in 2004. Gross profit margin declined to 33.9% compared to 39.6% last year. Gross profit was negatively impacted by lower sales volume, a loss on the termination of the license agreement with Precious Moments Inc. of $7.7 million, a lower margin achieved on the U.S. sales of Precious Moments products, and increases in slow-moving and excess inventory reserves, which resulted from additional discontinued inventories related to Enesco’s product line rationalization. Gross margin, excluding U.S. sales of Precious Moments products, declined to 38.1% for 2005 compared to 40.9% in 2004.
SG&A expenses increased 1.9% to $130.0 million compared to $127.5 million last year, primarily reflecting higher bank fees, accelerated depreciation on the ERP system and incremental costs incurred as a result of the Dartington acquisition. These factors were partially offset by reduced selling and marketing costs, as well as lower salary expense.
Operating loss for the year was $47.2 million compared with an operating loss of $17.0 million in 2004. The operating loss for 2004 included a gain of $4.0 million on the sale of Enesco’s distribution and warehousing facility in Elk Grove Village, Illinois.
Fiscal 2005 net loss was $54.0 million, or ($3.67) per diluted share, compared to a net loss of $45.2 million, or ($3.16) per diluted share, in 2004. The increase in net loss reflects the increase in operating loss and additional interest expense in 2005, partially offset by a significantly reduced tax expense as compared to the prior year.
Cynthia Passmore, President and Chief Executive of Enesco, stated, “2005 was a year of transition for Enesco as we focused on stabilizing the business. We successfully completed a number of strategic financial and operational initiatives in the first half of the year, including the termination of our Precious Moments license agreement and corporate restructurings, which enabled us to reduce salary expense and streamline operations. In September, we introduced a comprehensive operating improvement plan designed to build on our earlier initiatives and establish a sustainable and profitable business model. While our financial results for the year are not in line with our long-term objectives, we began to see positive impact from the implementation of our operating improvement plan in the second half of 2005. Specifically, we benefited from a reduced cost structure, better inventory management and the completion of the rationalization of our product lines which allowed us to focus on our core merchandising categories.”
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Operating Improvement Plan Update
Enesco made substantial progress in implementing its operating improvement plan and, as of this date, has accomplished the following:
•	Enesco completed its product rationalization in the fourth quarter of 2005, reducing its product lines by more than 70%, from 170 product lines to approximately 50. The remaining lines in total represent approximately 90% of Enesco’s U.S. sales, excluding Precious Moments. The remaining product lines fit into Enesco’s core merchandising categories: decorative gifts, inspirational gifts, brand enthusiast gifts and occasion-based gifts. Enesco believes that the product lines in these categories generate strong and sustainable market demand and profitability and leverage Enesco’s core distribution base.

•	Enesco began its transition to a third-party distribution center and began shipping from the new facility at the end of January 2006. Enesco experienced a delay in beginning shipments from the new facility, as the new facility ramp-up took longer than expected. Enesco expects to work through the backlog by the end of April and, in May, expects to be at the shipping levels required to meet its targets for the year.

•	Enesco reached its 2005 goal of reducing expenses that will generate pre-tax cost savings on an annualized basis of $26.7 million. These savings are included in the total $34 million to $38 million in pre-tax annualized cost savings, which Enesco expects to realize as a result of the operating improvement plan in 2007.

•	Enesco established a new Executive Committee which will direct Enesco’s turnaround and help ensure that it is positioned appropriately for sustainable growth when its operating improvement plan objectives are achieved. The Executive Committee will include Ms. Passmore, a future Executive Vice President and Chief Financial Officer, and key business unit leaders in the U.S., the U.K. and Canada.
Passmore concluded, “We are making progress with the implementation of our operating improvement plan. We have accomplished a number of goals already in 2006, with the transition to the new third-party distribution facility and the signing of our new strategic alliance with Jim Shore Designs. Further, as a result of our product line rationalization, our sales and marketing teams have been able to focus on our top selling product lines, resulting in a 16% increase in orders taken at this year’s January gift shows. In addition, excluding Precious Moments orders in 2005, product orders at the January 2006 gift shows increased 21%. We believe we are driving positive change for the business and anticipate seeing gradual improvements in our performance over the course of 2006.”
More detailed information is set forth in Enesco’s Form 10-K for the year ended December 31, 2005, which was filed on March 31, 2006.
Credit Facility
On March 31, 2006, Enesco entered into the eleventh amendment to its existing credit facility, effective March 31, 2006, and reset Enesco’s 2006 cumulative minimum monthly EBITDA covenants, effective January 30, 2006, based on its reforecast. The eleventh amendment also reduced the credit facility commitment from $75.0 million to $70.00 million and accelerated by one month the tenth amendment fees payable unless outstanding loans and letters of credit under the existing U.S. credit facility are paid in full prior to specified dates.
On December 14, 2005, Enesco Group, Inc. signed a commitment letter with LaSalle Business Credit, LLC to arrange a new $75 million senior secured credit facility, which is to replace the existing credit facility with Bank of America, as successor to Fleet National Bank, and LaSalle Bank N.A. Under the letter, the commitment was to close on the new credit facility on or before January 31, 2006. Enesco Group, Inc. has subsequently received modifications to its commitment letter from LaSalle Business Credit, LLC, extending the expiration date from January 31, 2006 to March 31, 2006. On March 31, 2006, Enesco Group, Inc. received another modification to its commitment letter from LaSalle Business Credit, LLC, extending the expiration date from to April 30, 2006.

Conference Call
A conference call will be broadcast live on Monday, April 3 at 3:00 p.m. CST (4:00 p.m. EST). Investors interested in participating on the live call can do so by calling 1-888-271-7222, and ask for the Enesco Quarterly Earnings conference call. Investors also may listen to the live call via a Webcast at http://www.enesco.com and click on “Investor Relations,” or by logging onto http://www.streetevents.com.
To listen to the Webcast, your computer must have RealPlayer installed. This Webcast will be available online for 90 days following the live conference call. If you do not have RealPlayer, go to http://www.streetevents.com prior to the call to download RealPlayer for free.
For a phone replay, call 1-800-642-1687, Passcode: 7439355. The phone replay will be available for one month following the conference call.
About Enesco Group, Inc.
Enesco Group, Inc. is a world leader in the giftware, and home and garden décor industries. Serving more than 30,000 customers globally, Enesco distributes products to a wide variety of specialty card and gift retailers, home décor boutiques, as well as mass-market chains and direct mail retailers. Internationally, Enesco serves markets operating in the United Kingdom, Canada, Europe, Mexico, Australia and Asia. With subsidiaries located in Europe and Canada, and a business unit in Hong Kong, Enesco’s international distribution network is a leader in the industry. Enesco’s product lines include some of the world’s most recognizable brands, including Border Fine Arts, Bratz, Circle of Love, Foundations, Halcyon Days, Jim Shore Designs, Lilliput Lane, Pooh & Friends, Walt Disney Classics Collection, and Walt Disney Company, among others. Further information is available on Enesco’s web site at www.enesco.com.
This press release contains forward-looking statements, which reflect management’s current assumptions and beliefs and are based on information currently available to management. Enesco has tried to identify such forward-looking statements by use of such words as “expects,” “intends,” “anticipates,” “could,” “estimates,” “plans,” and “believes,” and similar expressions, but these words are not the exclusive means of identifying such statements. Such statements are subject to various risks, uncertainties and other factors, which could cause actual results to vary materially from those anticipated, estimated, expected or projected. Important factors that may cause actual future events or results to differ materially and adversely from those described in the forward-looking statements include, but are not limited to: Enesco’s success in implementing its comprehensive plan for operating improvement and achieving its goals for cost savings and market share increases; Enesco’s success in developing new products and consumer reaction to Enesco’s new products; Enesco’s ability to secure, maintain and renew popular licenses, particularly our Cherished Teddies, Disney and Jim Shore Designs licenses; Enesco’s ability to grow revenues in mass and niche market channels; Enesco’s ability to comply with covenants contained in its credit facility; changes in general economic conditions, as well as specific market conditions; fluctuations in demand for our products; manufacturing lead times; the timing of orders and shipments and our ability to predict customer demands; inventory levels and purchase commitments exceeding requirements based upon forecasts; collection of accounts receivable; changes in the regulations and procedures affecting the importation of goods into the United States; changes in foreign exchange rates; price and product competition in the giftware industry; variations in sales channels, product costs or mix of products sold; and, possible future terrorist attacks, epidemics, or acts of war. In addition, Enesco operates in a continually changing business environment and does not intend to update or revise the forward-looking statements contained herein, which speak only as of the date hereof. Additional information regarding forward-looking statement risk factors is contained in Enesco’s reports and filings with the Securities and Exchange Commission. In light of these risks and uncertainties, the forward-looking statements contained herein may not occur and actual results could differ materially from those set forth herein. Accordingly, you should not rely on these forward-looking statements as a prediction of actual future results.
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ENESCO GROUP, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
UNAUDITED
Three Months Ended December 31, 2005 and 2004
(In thousands, except per share amounts)

	2005	2004	% Change
Net revenues	$55,970	$69,658	-20%
Cost of sales	39,450	47,365	-17%

Gross profit	16,520	22,293	-26%
Gross profit%	29.5%	32.0%
Selling, general and administrative expense	30,750	35,531	-13%
Gain on sale of building	—	(3,985)

Operating income	(14,230)	(9,253)	54%
Interest expense	(744)	(524)	42%
Interest income	28	59	-53%
Other income (expense), net	(168)	169	199%

Income (Loss) before income taxes	(15,114)	(9,549)	58%
Income tax benefit (expense)	456	(31,124)	-101%

Net income (loss)	$(14,658)	$(40,673)	-64%

ENESCO GROUP, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
UNAUDITED
For The Years Ended 2005 and 2004
(In thousands, except per share amounts)

	2005	2004	% Change
Net revenues	$244,434	$268,967	-9%

Cost of sales	153,935	162,423	-5%

Cost of sales — loss on license termination	7,713	—	100%

Gross profit	82,786	106,544	-22%

Gross profit %	33.9%	39.6%

Selling, general and administrative expense	129,956	127,543	2%
Sale of building (gain)	—	(3,985)

Total selling, general and administrative expense	129,956	123,558

Operating loss	(47,170)	(17,014)	-177%

Interest expense	(2,260)	(1,148)	97%
Interest income	201	404	-50%
Other income (expense), net	(449)	(75)	499%

Loss before income taxes	(49,678)	(17,833)	-179%

Income tax benefit (expense)	(4,347)	(27,355)	-84%

Net loss	$(54,025)	(45,188)	$-20%

Loss per share:

Basic:
Net loss	$(3.67)	$(3.16)	-16%
Average shares outstanding	14,739	14,309	-3%

Diluted:
Net loss	$(3.67)	$(3.16)	-16%
Average shares outstanding	14,739	14,821	1%

ENESCO GROUP, INC.
CONSOLIDATED BALANCE SHEETS
DECEMBER 31, 2005 AND 2004
(In thousands)

	2005	2004
ASSETS

Current Assets:
Cash and equivalents	$12,918	$14,646
Accounts receivable, net	42,285	70,526
Inventories	40,659	65,371
Prepaid expenses	3,471	3,310
Deferred income taxes	783	920

Total current assets	100,116	154,773

Property, plant and equipment, net	15,504	22,509

Other assets	14,571	16,601

Total assets	$130,191	$193,883

LIABILITIES AND SHAREHOLDERS’ EQUITY

Current Liabilities:
Notes and loans payable	$30,823	$26,354
Accounts payable	15,306	18,680
Income taxes payable	9,005	6,405
Deferred gain on sale of fixed assets	6,358	1,711
Accrued Expenses	14,592	21,628

Total current liabilities	76,084	74,778

Long-term liabilities	1,281	9,838

Total shareholders’ equity	52,826	109,267

Total liabilities and shareholders’ equity	$130,191	$193,883

ENESCO GROUP, INC.
CONSOLIDATED CONDENSED STATEMENTS OF CASH FLOWS
FOR THE YEARS ENDED DECEMBER 31, 2005 AND 2004
(Unaudited)
(In thousands)

	2005	2004
Operating Activities:
Net loss	$(54,025)	$($45,188)
Adjustments to reconcile net loss to net cash used by operating activities	49,639	23,576

Net cash used by operating activities	(4,386)	(21,612)

Investing Activities:
Acquisition, net of cash acquired	—	(14,409)
Purchase of property, plant and equipment	809	19,265
Proceeds from sales of property, plant and equipment	(2,348)	(4,552)

Net cash used by investing activities	(1,539)	304

Financing Activities:
Issuance of notes and loans payable	4,599	22,656
Exercise of stock options	322	1,552

Net cash provided by financing activities	4,921	24,208

Effect of exchange rate changes on cash and cash equivalents	(724)	1,101

Increase/(decrease) in cash and cash equivalents	(1,728)	4,001
Cash and cash equivalents, beginning of period	14,646	10,645

Cash and cash equivalents, end of period	$12,918	$14,646